EXECUTION COPY



                              AMENDED AND RESTATED
                          INVESTMENT ADVISORY AGREEMENT

     AGREEMENT, made as of this 1st day of October, 2004, between VANGUARD CHESTER FUNDS, a Delaware business trust (the "Trust"), PRIMECAP Management Company, a California corporation (the "Advisor").

     WHEREAS, the Trust is an open-end, diversified management investment Trust registered under the Investment Company Act of 1940, as amended (the "1940 Act");

     WHEREAS, the Trust offers a series of shares known as Vanguard PRIMECAP Fund (the "Fund"); and

     WHEREAS, the Trust desires to retain the Advisor to render investment advisory services to the Fund, and the Advisor is willing to render such services;

     NOW, THEREFORE, this Agreement

                              W I T N E S S E T H

that in consideration of the premises and mutual promises hereinafter set forth, the parties hereto agree as follows:

     1. APPOINTMENT OF ADVISOR. The Trust hereby employs the Advisor as investment advisor, on the terms and conditions set forth herein, to manage assets of the Fund, at the discretion of the Trust's Board of Trustees. The Advisor accepts such employment and agrees to render the services herein set forth, for the compensation herein provided.

     2. DUTIES OF ADVISOR. The Trust employs the Advisor to manage the investment and reinvestment of Fund assets; to continuously review, supervise, and administer an investment program for the Fund; to determine in its discretion the securities to be purchased or sold and the portion of such assets to be held uninvested; to provide the Fund with all records concerning the activities of the Advisor that the Fund is required to maintain; and to render regular reports to the Trust's officers and Board of Trustees concerning the discharge of the foregoing responsibilities. The Advisor will discharge the foregoing responsibilities subject to the supervision and oversight of the Trust's officers and the Board of Trustees, and in compliance with the objectives, policies and limitations set forth in the Fund's prospectus and Statement of Additional Information, any additional operating policies or procedures that the Fund communicates to the Advisor in writing, and applicable laws and regulations. The Advisor agrees to provide, at its own expense, the office space, furnishings and equipment, and personnel required by it to perform the services on the terms and for the compensation provided herein.

3. SECURITIES TRANSACTION. The Advisor is authorized to select the brokers or dealers that will execute purchases and sales of securities for the Fund, and is directed to use its best efforts to obtain the best available price and most favorable execution for such transactions.

To the  extent  expressly  permitted  by the  written  policies  and  procedures established by the Board of Trustees, and subject to Section 28(e) of the Securities Exchange Act of 1934, as amended, any interpretations thereof by the Securities and Exchange Commission (the "SEC") or its staff, and other applicable law, the Advisor is permitted to pay a broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Advisor determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Advisor's overall responsibilities to the accounts as to which it exercises investment discretion. The execution of such transactions in conformity with the authority expressly referenced in the immediately preceding sentence shall not be deemed to represent an unlawful act or breach of any duty created by this Agreement or otherwise. The Advisor agrees to use its best efforts to comply with any directed brokerage or other brokerage arrangements that the Fund communicates to the Advisor in writing. The Advisor will promptly communicate to the Trust's officers and the Board of Trustees any information relating to the portfolio transactions the Advisor has directed on behalf of the Fund as such officers or the Board may reasonably request.

     4. COMPENSATION OF ADVISOR. For services rendered pursuant to this Agreement, the Fund shall pay to the Advisor, for the first fiscal quarter in which this Agreement is in effect, a fee calculated as described in APPENDIX A. For each fiscal quarter after the first fiscal quarter in which this Agreement is in effect, the Fund shall pay to the Advisor, at the end of the quarter, a fee calculated by applying the following annual percentage rates to the average month-end net assets of the Fund, then divide the result by four. For purposes of the compensation calculation, the average month end net assets of the Fund are the Fund assets that are managed by the Advisor (including cash that may be directed to The Vanguard Group, Inc. for cash management purposes) during the quarter.

             Average Net Assets                  Annual Rates
             ------------------                  ------------

     In the event of termination of this Agreement, the fee provided in this Section shall be computed on the basis of the period ending on the last business day on which this Agreement is in effect subject to a pro rata adjustment based on the number of days elapsed in the current fiscal quarter as a percentage of the total number of days in such quarter.

     5. REPORTS. The Fund and the Advisor agree to furnish to each other current prospectuses, proxy statements, reports to shareholders, certified copies of their financial statements, and such other information with regard to their affairs as each may reasonably request.

          6.   COMPLIANCE.

          6.1  COMPLIANCE  WITH  APPLICABLE  LAW  AND  BOARD  REQUIREMENTS.  The
               Advisor agrees to comply with all Applicable Law and all policies, procedures or reporting requirements that the Board of Trustees of the Trust reasonably adopts and communicates to the Advisor in writing, including, without limitation, any such policies, procedures or reporting requirements relating to soft dollar or directed brokerage arrangements.

          6.2 DISCLOSURE OF COMPLIANCE MATTERS. If the Advisor receives any written or other communication concerning or constituting a Compliance Matter, then the Advisor shall provide the Trust a written summary of the material facts and circumstances concerning such Compliance Matter within five (5) calendar days of the earlier of the date on which such Compliance Matter was received by the Advisor, or the date on which the general counsel's office of the Advisor obtained actual knowledge of such Compliance Matter. The Advisor shall provide the Trust with a written summary of any material changes in the facts or circumstances concerning any Compliance Matter within (5) calendar days of the occurrence of such changes.


          6.3 CERTAIN DEFINITIONS. "Applicable Law" means (i) the "federal securities laws" as defined in Rule 38a-1(e)(1) under the 1940 Act, as amended from time to time, and (ii) any and all other laws, rules, and regulations, whether foreign or domestic, in each case applicable at any time and from time to time to the investment management operations of the Advisor. "Compliance Matter" means any written or other communication sent to the Advisor by any foreign, federal or state agency or regulatory authority or any self-regulatory authority in connection with any of the following: (i) the Advisor's compliance with, or failure to comply with, Applicable Law as they relate to the Advisor's investment management operations; (ii) the business or affairs of the Advisor or any current or former client of the Advisor as they relate to the Advisor's investment management operations; or
               (iii) compliance by any person other than the Advisor with, or such person's failure to comply with, Applicable Law as they relate to the Advisor's investment management operations.


     7. STATUS OF ADVISOR. The services of the Advisor to the Fund are not to be deemed exclusive, and the Advisor will be free to render similar services to others so long as its services to the Fund are not impaired thereby. The Advisor will be deemed to be an independent contractor and will, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund or the Trust.


     8. LIABILITY OF ADVISOR. No provision of this Agreement will be deemed to protect the Advisor against any liability to the Trust, the Fund or their shareholders to which it might otherwise be subject by reason of any willful misfeasance, bad faith or gross negligence in the performance of its duties or the reckless disregard of its obligations under this Agreement.

     9. DURATION; TERMINATION; NOTICES; AMENDMENT. This Agreement will become effective on OCTOBER 1, 2004 and shall continue in effect for successive twelve-month periods, only so long as this Agreement is approved at least annually by votes of the Trust's Board of Trustees who are not parties to such Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval. In addition, the question of continuance of the Agreement may be presented to the shareholders of the Fund; in such event, such continuance will be effected only if approved by the affirmative vote of a majority of the outstanding voting securities of the Fund.

     Notwithstanding the foregoing, however, (i) this Agreement may at any time be terminated without payment of any penalty either by vote of the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Fund, on thirty days' written notice to the Advisor, (ii) this Agreement will automatically terminate in the event of its assignment, and (iii) this Agreement may be terminated by the Advisor on ninety days' written notice to the Fund. Any notice under this Agreement will be given in writing, addressed and delivered, or mailed postpaid, to the other party as follows:

              If to the Fund, at:

              Vanguard Chester Funds - Vanguard PRIMECAP Fund
              P.O. Box 2600
              Valley Forge, PA 19482
              Attention:  Jeffrey S. Molitor

              If to the Advisor, at:

              PRIMECAP Management Company
              225 South Lake Avenue, Suite 400
              Pasadena, CA 91101
              Attention: Theo A. Kolokotrones

     This Agreement may be amended by mutual consent, but the consent of the Trust must be approved (i) by a majority of those members of the Board of Trustees who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such amendment, and (ii) to the extent required by the 1940 Act, by a vote of a majority of the outstanding voting securities of the Fund of the Trust.


     As used in this Section 9, the terms "assignment," "interested persons," and "vote of a majority of the outstanding voting securities" will have the respective meanings set forth in Section 2(a)(4), Section 2(a)(19) and Section 2(a)(42) of the 1940 Act.


     10. SEVERABILITY. If any provision of this Agreement will be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby.

     11. PROXY POLICY. With regard to the solicitation of shareholder votes, the Fund will vote the shares of all securities held by the Fund.

     12. CONFIDENTIALITY. The Advisor shall keep confidential any and all information obtained in connection with the services rendered hereunder and relating directly or indirectly to the Fund, the Trust, or Vanguard and shall not disclose any such information to any person other than the Trust, the Board of Trust of the Trust, Vanguard), and any director, officer, or employee of the Trust or Vanguard, except (i) with the prior written consent of the Trust, (ii) as required by law, regulation, court order or the rules or regulations of any self-regulatory organization, governmental body or official having jurisdiction over the Advisor, or (iii) for information that is publicly available other than due to disclosure by the Advisor or its affiliates or becomes known to the Advisor from a source other than the Trust, the Board of Directors of the Trust, or Vanguard.

     13. Governing Law. All questions concerning the validity, meaning, and effect of this Agreement shall be determined in accordance with the laws (without giving effect to the conflict-of-law principles thereof) of the State of Delaware applicable to contracts made and to be performed in that state.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth herein:



PRIMECAP MANAGEMENT COMPANY                    VANGUARD CHESTER FUNDS


/S/ Joel P. Fried                              /S/ John J. Brennan              9/30/2004
_______________________________ _________      _______________________________  _________
Signature                       Date           Signature                        Date

By:  Joel P. Fried                             By: John J. Brennan
Title: Executive Vice President                Title: Chairman and Chief Executive Officer


                             Vanguard PRIMECAP Fund
                     Investment Advisory Agreement Addendum

                             Effective July 1, 2006

This Addendum amends Section 4 of the Investment Advisory Agreement dated October 1, 2004 between Vanguard Chester Funds (the "Trust") and PRIMECAP Management Company (the "Advisor") for the management of Vanguard PRIMECAP Fund, a series of the Trust (the "Fund"), as follows:

A. AMENDMENT

The following shall replace the first paragraph of Section 4 of the Agreement in its entirety:

4. COMPENSATION OF ADVISOR. For services rendered pursuant to this Agreement, the Fund shall pay to the Advisor, for the first fiscal quarter in which this Agreement is in effect, a fee calculated as described in APPENDIX A. For each fiscal quarter after the first fiscal quarter in which this Agreement is in effect, the Fund shall pay to the Advisor, at the end of the quarter, a fee calculated by applying the following annual percentage rates to the average daily net assets of the Fund, then divide the result by four. For purposes of the compensation calculation, the average daily net assets of the Fund are the Fund assets that are managed by the Advisor (including cash that may be directed to The Vanguard Group, Inc. for cash management purposes) during the quarter.

             Average Net Assets                  Annual Rates
             ------------------                  ------------

In the event of termination of this Agreement, the fee provided in this Section for the period beginning on the first day of the then-current fiscal quarter and ending on the last business day on which this Agreement is in effect (the "Short Quarter") shall be calculated by applying the foregoing annual percentage rates to the average daily net assets of the Fund during the Short Quarter, dividing the result by four, and multiplying that figure by a ratio equal to the number of days in the Short Quarter divided by the total number of days in the full quarter.

B. MISCELLANEOUS

Except as specifically amended hereby, all of the terms and conditions of the Investment Advisory Agreement are unaffected and shall continue to be in full force and effect and shall be binding upon the parties in accordance with its terms.

PRIMECAP MANAGEMENT COMPANY            VANGUARD CHESTER FUNDS
/S/ Howard B. Schow     10/10/2006  /S/ John J. Brennan    10/10/2006
_______________________ __________     _______________________ ___________
Signature               Date           Signature               Date

 Howard B. Schow                        John J. Brennan
_______________________                _______________________
Print Name                             Print Name